Exhibit 10.1

AGREEMENT

Until  the earlier of 12:00 p.m. noon Eastern time on August 20, 2003 or the termination of this letter agreement by Xmark in accordance with the next sentence, Photogen Technologies, Inc. (“Photogen”) agrees that it will not file any court actions (including any petition under bankruptcy, insolvency or debtor’s relief law) directed to prevent Xmark Fund, Ltd. and/or Xmark Fund, L.P. (collectively, “Xmark”) from exercising their rights or remedies as a secured creditor nor will Photogen take any action (or omit to take any action) that is in breach or contravention of the Security Agreement, dated June 18, 2003 (the “General Security Agreement”), by and among Photogen and Xmark or the Patent and Trademark Security Agreement, dated June 18, 2003 (the “IP Security Agreement” and together with the General Security Agreement, the “Security Agreements”), by and among Photogen and Xmark (solely for purposes of this letter agreement, the existing payment default by Photogen shall not be deemed to be a breach or contravention of the Security Agreements that would entitle Xmark to accelerate the expiration of the forbearance period).  Xmark agrees that it will forbear from foreclosure of its liens or otherwise exercising whatever rights and remedies it has as a secured creditor of Photogen until the earliest to occur of (i) 12:00 p.m. noon Eastern time on August 20, 2003, (ii) any creditor of Photogen taking any action to execute on the collateral securing Xmark’s liens, (iii) Photogen’s failure to comply in all respects with the covenants set forth in the preceding sentence or (iv) the termination of discussions between Xmark and Photogen concerning the proposed agreement to cure Photogen’s existing payment default.  Xmark will not foreclose its liens or exercise such other remedies prior to 12:00 p.m. noon Eastern time on August 20, 2003 as a result of any event covered by clause (ii) or (iii) of the preceding sentence unless it gives Photogen written notice of its intention to do so prior to taking any such action. A copy of any such notice to Photogen shall be delivered by fax to John Monaghan, Esq., Holland & Knight, Fax number 617/523-6850.  This letter agreement shall not be deemed to be a waiver of any defaults or a waiver of any rights or remedies by Xmark.

PHOTOGEN TECHNOLOGIES, INC.

By:	/s/ Taffy Williams
Taffy Williams

XMARK FUND, L.P.

By:	/s/ Mitchell Kaye
Mitchell D. Kaye, Chief Investment Officer

XMARK FUND, LTD.

By:	/s/ Mitchell Kaye
Mitchell D. Kaye, Chief Investment Officer